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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
SoftKey International Inc.
(formerly WordStar International Incorporated):

     We consent to the use of our report included herein dated September 13, 1993, relating to the consolidated balance sheets of WordStar International Incorporated and subsidiaries as of June 30, 1993, and their related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1993, and the related schedule, and to the reference to our firm under the heading "Experts" in the prospectus.

                                            KPMG PEAT MARWICK LLP

San Francisco, California

June 23, 1995